Exhibit 99.2

THE STANLEY WORKS CAPITAL TRUST I.
OFFER FOR ALL OUTSTANDING
5.902% Fixed Rate/Floating Rate Enhanced Trust Preferred Securities
(Liquidation Amount $1,000 per Preferred Security)
IN EXCHANGE FOR
5.902% Fixed Rate/Floating Rate Enhanced Trust Preferred Securities
(Liquidation Amount $1,000 per Preferred Security)
WHICH HAVE BEEN REGISTERED UNDER
THE SECURITIES ACT OF 1933, AS AMENDED

        , 2006

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        The Stanley Works Capital Trust I (the "Trust") and The Stanley Works (the "Company") are offering to exchange up to $450,000,000 aggregate liquidation amount of the Trust's 5.902% Fixed Rate/Floating Rate Enhanced Trust Preferred Securities which have been registered under the Securities Act of 1933, as amended, (individually an "Exchange Preferred Security" and collectively, the "Exchange Preferred Securities"), for a like liquidation amount of the Trust's issued and outstanding 5.902% Fixed Rate/Floating Rate Enhanced Trust Preferred Securities (individually a "Restricted Preferred Security" and collectively, the "Restricted Preferred Securities") from the registered holders thereof, upon the terms and subject to the conditions described in the Prospectus. We refer to the Restricted Preferred Securities and the Exchange Preferred Securities collectively as the "Preferred Securities" The Exchange Offers are being made in order to satisfy certain obligations of the Trust contained in the Registration Rights Agreements, dated as of November, 2005, by and among the Trust, the Company and the initial purchaser referred to therein.

        We are requesting that you contact your clients for whom you hold Restricted Preferred Securities regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Restricted Preferred Securities registered in your name or in the name of your nominee, or who hold Restricted Preferred Securities registered in their own names, we are enclosing the following documents:

  1.
  Prospectus dated                  , 2006; and

  2.
  A form of letter which may be sent to your clients for whose account you hold Restricted Preferred Securities registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer.

        Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on                  , 2006 unless the Exchange Offer is extended by the Company and the Trust (the "Expiration Date"). Restricted Preferred Securities tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

        A holder may only tender Restricted Preferred Securities by book-entry transfer of the Restricted Preferred Securities into the exchange agent's account at The Depository Trust Company. To participate in the Exchange Offers, a tendering holder must, on or prior to the Expiration Date, transmit an agent's message to the exchange agent, in accordance with the instructions set forth in the Prospectus.

        The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Restricted Preferred Securities held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all transfer taxes applicable to the exchange of Restricted Preferred Securities pursuant to the Exchange Offer.

        Any inquiry you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to HSBC Bank USA, National Association, the exchange agent for the Exchange Offer, at its address and telephone number set forth in the Prospectus under the caption "The Exchange Offer—Exchange Agent."

Very truly yours,
THE STANLEY WORKS CAPITAL TRUST I
THE STANLEY WORKS.

        NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY, THE TRUST OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.